UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report  (Date of earliest event reported):    June 23, 2005

MILLENNIUM PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-28494	04-3177038
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

40 Landsdowne Street
Cambridge, Massachusetts 02139
(Address of principal executive offices) (zip code)

(617)  679-7000
 (Registrant's telephone number, including area code)

Not applicable
 (Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On June 23, 2005, Millennium Pharmaceuticals, Inc. (the “Company”) and Deborah Dunsire, M.D. entered into an employment offer letter under which Dr. Dunsire will serve as President and Chief Executive Officer of the Company effective on or before August 1, 2005. Under the agreement, the Company will pay Dr. Dunsire an annual base salary of $800,000 and she will be eligible to participate in the Company’s 2005 Success Sharing Bonus Program with a target level of 80% of her annual salary. She will also receive a signing bonus of $300,000 within two weeks of her first day of employment.

The Company will grant Dr. Dunsire an option to purchase 450,000 shares of the Company’s common stock in three installments, on the effective date of her employment, on August 31, 2005 and on September 30, 2005, with exercise prices equal to the fair market value on the dates of grant. The option will vest over four years with one-fourth of the shares subject to the option vesting on the first anniversary of her employment and one forty-eighth monthly thereafter. The Company will also issue to her 200,000 shares of restricted stock of which 20% will vest on the second anniversary of her employment commencement date, 30% on the third anniversary and 50% on the fourth anniversary.

If Dr. Dunsire dies while employed by the Company, the option and this restricted stock will vest immediately and the option will remain exercisable until the earlier of three years following death or ten years after the date of grant. If Dr. Dunsire’s employment with the Company is terminated for any other reason other than for Justifiable Cause or voluntarily by her for Good Reason (as those terms are defined in the employment offer letter), all options and other equity awards that would have vested within one year following the termination, will accelerate, immediately become fully vested and remain exercisable until the earlier of one year from the termination date or ten years from the date of grant.

As compensation relating to the value of her unvested Novartis stock options and restricted stock, the Company will pay Dr. Dunsire $1,000,000 within two weeks of the commencement of her employment and will issue her 200,000 shares of restricted stock. This restricted stock will vest 20% on the second anniversary of her employment commencement date, 30% on the third anniversary and 50% on the fourth anniversary. In the event of Dr. Dunsire’s death or disability while employed by the Company or her termination by the Company for any other reason other than for Justifiable Cause or voluntarily by her for Good Reason, any unvested shares of this restricted stock will immediately vest.

The Company will credit $500,000 to a tax-deferred account for Dr. Dunsire. She will become 40% vested in the account on the fourth anniversary of her employment date and an additional 10% of the account will vest on each anniversary thereafter. In the event of her termination of employment, the Company will pay to her the vested portion of the account in ten annual installments, adjusted to reflect the account’s investment returns.

Other terms of the agreement include reimbursement of certain expenses including a mortgage subsidy of $82,500 to be paid over four years and other relocation expenses.

The agreement includes severance and change of control provisions. In the event Dr. Dunsire’s employment is terminated by the Company other than for Justifiable Cause or as a result of disability or by her for Good Reason, then the Company will pay her a lump sum equal to one-half of her base salary and a severance payment in periodic installments beginning six months after termination for 18 months equal to a) a pro rata share of her target bonus for the year in which the termination occurs, b) one and one-half of her then current base salary, and c) double her then current target bonus. As noted above, all of her equity awards that would vest in the one-year period following her termination will immediately vest in full and remain exercisable for one year.

In the event of a change of control, if within one month prior to or twelve months after the change of control Dr. Dunsire’s employment with the Company or its successor is terminated other than for Justifiable Cause or is terminated by her for Good Reason, all outstanding equity awards will become immediately vested, the severance benefits described above will also apply, and she will be eligible for an additional payment for tax gross-up.

Item 5.02    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On June 23, 2005, Mark J. Levin informed the Company that he will retire as Chairperson, President and Chief Executive Officer of the Company. Deborah Dunsire, M.D., age 43, will succeed Mr. Levin as President and Chief Executive Officer and Kenneth E. Weg, a current director of the Company, will assume the office of non-executive Chairman. These changes will be effective upon the date that Dr. Dunsire commences her employment with the Company on or before August 1, 2005.

Dr. Dunsire has approximately 17 years of pharmaceutical experience including commercial, operations, clinical and scientific functions. For the past five years, she has served as Senior Vice President and Head of North American Oncology Operations for Novartis Pharmaceuticals Corporation. At Novartis she was a designated member of the corporate executive group, and a member of the operating committee charged with defining, developing and assessing corporate strategy, operations and executive performance.

Dr. Dunsire will be elected to serve as a Class I member of the Board of Directors of the Company on her employment date for a term beginning on that date through the date of the 2006 Annual Meeting of Stockholders when the Class I directors’ terms expire. She will not immediately be elected to any of the Board’s standing committees. Mr. Levin will continue to serve as a member of the Board of Directors.

A summary of the employment offer letter entered into between Dr. Dunsire and the Company discussed above under Item 1.01 is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MILLENNIUM PHARMACEUTICALS, INC. (Registrant)
Date: June 29, 2005	By	/s/ MARSHA H. FANUCCI

Marsha H. Fanucci
Senior Vice President and Chief Financial Officer